News Release

HOPE BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.14 PER SHARE

LOS ANGELES - July 22, 2025 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend is payable on or about August 15, 2025, to all stockholders of record as of the close of business on August 1, 2025.

About Hope Bancorp, Inc.
Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the only regional Korean American bank in the United States, with $18.55 billion in total assets as of June 30, 2025. With the addition of Territorial Savings, a division of Bank of Hope, effective April 2, 2025, the Company became the largest regional bank catering to multicultural customers across the continental United States and Hawaii. Headquartered in Los Angeles, the Bank provides a full suite of commercial, corporate and consumer loans, deposit and fee-based products and services, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; treasury management services, foreign currency exchange solutions, interest rate derivative products, and international trade financing, among others. The Bank operates 46 full-service branches in California, New York, New Jersey, Washington, Texas, Illinois, New York, New Jersey, Alabama and Georgia under the Bank of Hope banner, and 29 branches in Hawaii under the Territorial Savings banner. The Bank also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices throughout the United States, and a representative office in Seoul, South Korea. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to www.bankofhope.com for Bank of Hope and www.tsbhawaii.bank for Territorial Savings, a division of Bank of Hope. By including the foregoing website address links, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Julianna Balicka	Angie Yang
EVP & Chief Financial Officer	SVP, Director of Investor Relations
213-235-3235	213-251-2219
julianna.balicka@bankofhope.com	angie.yang@bankofhope.com

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